Exhibit 99.1

McDermott Announces Results of Stockholders’ Meeting

HOUSTON--(BUSINESS WIRE)--May 6, 2014--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) announced today the results of its 2014 Annual Meeting of Stockholders, held Tuesday morning, May 6, 2014 in Houston, Texas.

Based on the voting results from the meeting, shareholders re-elected Messrs. John F. Bookout, III, Roger A. Brown, Stephen G. Hanks, William H. Schumann, III and David A. Trice and Ms. Mary L. Shafer-Malicki, and elected Messrs. David Dickson and Gary P. Luquette, to McDermott’s Board of Directors, all for one-year terms.

In addition, shareholders approved, on an advisory basis, the Company’s named executive officer compensation, approved the Company’s 2014 Long-Term Incentive Plan and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

OTHER INFORMATION

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Operating in more than 20 countries across the world, McDermott’s locally focused and globally integrated resources include approximately 14,000 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices.

To learn more, please visit our website at www.mcdermott.com

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steve Oldham, +1-281-870-5147
soldham@mcdermott.com